Exhibit 12
                          MCDONNELL DOUGLAS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)


                                        Years Ended December 31
                              ---------------------------------------------
                               1996      1995      1994      1993      1992
                              ------    ------    ------    ------    -----

EARNINGS
  Earnings (loss) from
   continuing operations
   before income taxes
   and cumulative effect
   of accounting change     $1,223     ($750)    $  920   $  459    $1,086

    ADD: Interest expense      248       225        249      215       468
         Interest factor
           in rents             53        32         35       39        57
         Amortization of
           capitalized
           interest              1         1          1        1         2
                            -------   -------    -------  -------   -------
                            $1,525     ($492)    $1,205   $  714    $1,613
                            =======   =======    =======  =======   =======




FIXED CHARGES
  Interest expense            $248      $225       $249     $215      $468
  Capitalized interest                                         2
  Interest factor in rents      53        32         35       39        57
                            -------   -------    -------   ------   -------
                              $301      $257       $284     $256      $525
                            =======   =======    =======   ======   =======


Ratio of earnings to fixed
  charges                     5.1X      (A)        4.2X     2.8X      3.1X
                            =======   =======    =======   ======   =======


(A) For the year ended December 31, 1995, earnings were inadequate to cover fixed charges. The amount of such deficiency for the period was $749 million.